THE GLENMEDE FUND, INC.
Registration No. 811-5577
FORM N-SAR
Semi-Annual Period Ended April 30, 2017


SUB-ITEM 77D: Policies with respect to security investments.


 (g)	Effective on or about May 1, 2017, the
International Secured Options Portfolio
changed its investment strategy to allow for increased exposure to U.S. investments in addition to foreign investments and changed its name to "Global Secured Options
Portfolio" to reflect its new global
investment strategy.